UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CODORUS VALLEY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2428543

(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania 17405-2887
(Address of Principal Executive Offices)
2007 Codorus Valley Bancorp, Inc. Employee Stock Purchase Plan
(Full title of the plan)

with a copy to:
Larry J. Miller	Harry R. Swift, Esq.
President and Chief Executive Officer	Codorus Valley Bancorp, Inc.
Codorus Valley Bancorp, Inc.	105 Leader Heights Road
105 Leader Heights Road	P.O. Box 2887
P.O. Box 2887	York, PA 17405
York, Pennsylvania 17405-2887
(Name and address of agent for service)	Kimberly J. Decker, Esquire
Barley Snyder LLC
126 East King Street
Lancaster, PA 17602
717-747-1519
(Telephone number, including area code of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered(1)	Share(2)(3)	Price(2)	Registration Fee (3)
Common Stock, Par value $2.50	175,000	$19.35	$3,385,375	$103.93

(1)	This Registration Statement shall also cover an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Codorus Valley Bancorp, Inc. registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(c) and Rule 457(h)(1). The offering price is estimated solely for the purpose of calculating the amount of the registration fee and is based upon the average of the high and low prices of the common stock of Codorus Valley Bancorp, Inc. on June 8, 2007, which was $19.35.

This Registration Statement shall become automatically effective upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 CFR Section 230.462.
Exhibit Index Begins on Page 7

Part I
     Codorus Valley Bancorp, Inc. files this registration statement to register 175,000 shares of Codorus Valley Bancorp, Inc. common stock that it may issue pursuant to the terms and conditions of the 2007 Codorus Valley Bancorp, Inc. Employee Stock Purchase Plan.
     Codorus Valley Bancorp, Inc. prepared a prospectus meeting the requirements of Part I of Form S-8. The prospectus is not included in this registration statement. Codorus Valley Bancorp, Inc. will deliver the prospectus to each plan participant pursuant to Rule 428(b)(1) of the Securities Act of 1933.
Part II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by the registrant with the Securities and Exchange Commission are incorporated in and made a part of this registration statement by reference as of their respective dates:
          (a) The registrant’s Annual Report filed on Form 10-K for the year ended December 31, 2006.
          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report or prospectus referred to in (a) above.
          (c) The description of Codorus Valley Bancorp, Inc.’s common stock that appears on pages 27 through 32 of Codorus Valley Bancorp, Inc.’s prospectus, filed with the SEC on November 18, 1986, which forms a part of Codorus Valley Bancorp, Inc.’s Registration Statement No. 33-10257 on Form S-4; Codorus Valley Bancorp, Inc.’s Current Report on Form 8-K filed with the SEC on July 11, 1990; Codorus Valley Bancorp, Inc.’s Current Report on Form 8-K filed with the SEC on April 25, 1991; and Codorus Valley Bancorp, Inc.’s Rights Agreement filed as Exhibit 4 with the SEC on March 29, 2001, which forms a part of Codorus Valley Bancorp, Inc.’s Current Report on Form 8-K.
All documents hereinafter filed by the registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless

(1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
The organizational documents of Codorus Valley Bancorp, Inc. provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.
Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Codorus Valley Bancorp, Inc.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.
The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):
          See Exhibit Index.
ITEM 9. UNDERTAKINGS.
          (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that
                    (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
                    (B) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering at that time shall be deemed to be the initial bona fide offering thereof.
          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on June 12, 2007.

Codorus Valley Bancorp, Inc.
By:	/s/ Larry J. Miller
Larry J. Miller
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
     Each person whose signature appears below also constitutes and appoints Larry J. Miller or Harry R. Smith and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ D. Reed Anderson, Esq.	Director	June 12, 2007

D. Reed Anderson, Esq.

/s/ MacGregor S. Jones	Director	June 12, 2007

MacGregor S. Jones

/s/ Rodney L. Krebs	Director	June 12, 2007

Rodney L. Krebs

/s/ Larry J. Miller	President, Chief Executive Officer	June 12, 2007

Larry J. Miller	and Director (Principal Executive Officer)

/s/ William H. Simpson	Director	June 12, 2007

William H. Simpson

/s/ Dallas L. Smith	Director	June 12, 2007

Dallas L. Smith

/s/ Donald H. Warner	Director	June 12, 2007

Donald H. Warner

/s/ Michael L. Waugh	Director	June 12, 2007

Michael L. Waugh

/s/ Jann A. Weaver	Treasurer and Assistant Secretary	June 12, 2007

Jann A. Weaver	(Principal Financial and Accounting Officer)

Exhibit Index

Number	Exhibit
5.1	Opinion of Barley Snyder LLC re: legality of the securities

23.1	Consent of Barley Snyder LLC (this Exhibit is part of Exhibit 5)

23.2	Consent of Beard Miller Company LLP

24.1	Power of attorney (included as part of the Signature Page)

99.1	2007 Codorus Valley Bancorp, Inc. Employee Stock Purchase Plan, incorporated by reference to Exhibit A to Codorus Valley Bancorp’s proxy statement, filed April 10, 2007.